Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-146804, Form S-8 No. 333-172460, Form S-8 No. 333-174463, Form S-3 No. 333-155235 and Form S-3 No. 333-170333) of DuPont Fabros Technology, Inc. and in the related Prospectus of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, Inc., and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, Virginia

February 23, 2012